FOR IMMEDIATE RELEASE

For more information contact:
Richard L. Bergmark, 713-328-2101
Fax: 713-328-2151

CORE LAB ANTICIPATES SECOND QUARTER AND FULL-YEAR 2007

RESULTS ABOVE PRIOR GUIDANCE

AMSTERDAM (26 June 2007) - Core Laboratories N.V. (NYSE: "CLB") announced that it expects second quarter 2007 earnings per diluted share (EPS) to range between $1.15 and $1.17, exceeding its prior EPS guidance of $1.05 to $1.10. The new EPS guidance represents an increase of approximately 66% over year-earlier second quarter totals. Second quarter net income is expected to range between $28,000,000 and $28,600,000, with anticipated revenue now ranging between $162,000,000 and $165,000,000. The year-over-year quarterly increase in net income would be approximately 50%, while revenue gains would equal approximately 17%. Core recently concluded its semi-annual Global Operations Meeting, during which operational updates indicated greater revenues and profitability are to be expected for the second quarter and full-year 2007.

Business Update

Core's anticipated quarterly results are due to even stronger than expected performances from each of its three operating segments. There is strong demand for the Company's Reservoir Description services, especially in the Middle East region, where Core continues to expand operations. The Company's Canadian operations, which generated 13% of the Company's revenue in 2006, are expected to post a strong quarter. Canadian-based quarterly revenue is expected to increase by more than 20% year over year, reflecting Core's focus on providing differentiated technology for optimizing oil-sand developments. The Company expects that its Reservoir Description operations will analyze over 40 miles of oil-sand core in 2007.

Market acceptance of recently and newly introduced Production Enhancement technologies increased, especially as applied to horizontal wells drilled in unconventional natural gas reservoirs similar to the Barnett Shale of north central Texas. These Production Enhancement services were particularly effective when used together in horizontal well completions and multi-staged stimulation programs in gas-shale and tight gas-sand reservoirs. The Company's newly released SuperHEROTM perforating technology performed above engineering design expectations in Barnett Shale applications. Core's Reservoir Management segment continued to expand its regional reservoir optimization projects for both North American and international studies. Reservoir Description operations are expected to post record quarterly revenue and operating income totals, and Production Enhancement and Reservoir Management operations are expected to produce their second most profitable quarters in Company history.

Third Quarter and Full-Year 2007 Earnings Guidance

For the third quarter of 2007, Core expects revenues to range between $165,000,000 and $170,000,000. Earnings per diluted share are expected to range between $1.20 and $1.25, up 45% to 51% from the $0.83 reported for the third quarter of 2006.

For the full-year 2007, the Company now anticipates revenues in the $660,000,000 to $670,000,000 range, up approximately 15% to 16% over 2006 levels. Core expects 2007 earnings per diluted share to range from $4.50 to $4.70, an increase of approximately 47% to 53% over full-year 2006 earnings. The new 2007 EPS guidance range assumes incremental operating margins of up to approximately 45% for the remaining six months of 2007. The Company's capital expenditures for 2007, in support of its internal organic growth program, are still expected to be $20,000,000 to $22,000,000, which will be slightly greater than expected depreciation and amortization for 2007. Core will only have to spend less than 4% of its expected 2007 revenue on capital expenditures to fuel growth, far better than the 2007 oilfield services industry average of approximately 12%. A significant portion of 2007 capital expenditures will fund continued expansion of international facilities, especially those in the Middle East and Asia-Pacific regions.

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 a.m. CDT on Thursday, 26 July 2007. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenues, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2006 Form 10-K filed on 20 February 2007, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

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